Exhibit 10.1

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

DON DAVID GOLD, S.A. DE C.V.

Mexico City, October 5, 2009

PURCHASE CONTRACT	203-09-CMX-25739-P

This contract is concluded on the 5th day of October 2009 (the “Effective Date”) between DON DAVID GOLD, S.A. DE C.V.., Macedonio Alcala No. 201-105, Col Centro, Oaxaca, Oaxaca, Mexico (the “Seller”) and CONSORCIO MINERO DE MEXICO CORMIN MEX, S.A. DE C.V., Avenida Reforma No 115 Despacho 2102, Col. Lomas de Chapultepec, C.P. 11000, Delegación Miguel Hidalgo, Distrito Federal, Mexico (the “Buyer”).

SCOPE OF THE CONTRACT

The Seller agrees to sell gold/silver concentrates and the Buyer agrees to buy gold/silver concentrates at the terms and conditions set out below:

DEFINITIONS

1 ton means:	1 metric ton of 1000 kilograms or 2204.62 lbs;

1 kilogram means	1000 grams;

1 unit means:	1% of the dry net weight;

1 ounce means:	1 troy ounce of 31.1035 grams;

1 pound means:	453.593 grams;

US$ and US cents means:	the lawful currency of the United States of America;

INCOTERMS 2000 means:	the 2000 edition of the standard trade definitions published by the International Chamber of Commerce;

LME means:	London Metal Exchange;

Banking Day and Business Day mean:	any day except a Saturday or Sunday on which banks in the city of New York, New York, USA, are generally open for the conduct of business;

Affiliates means:	in relation to any company or corporation, a Subsidiary or Holding Company of that company or corporation or any other Subsidiary of that company or corporation or of that Holding Company;

Subsidiary means:	in relation to any company or corporation, a company or corporation which is controlled, directly or indirectly, by the first mentioned company or corporation; more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or which is a Subsidiary of another Subsidiary of the first mentioned company or corporation; and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Holding Company means:	in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

Valid TML	Transportable Moisture Limit for the current shipment;

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

Valid FMP	Flow Moisture Point valid for the current shipment;

IMO/BC Code means:	the International Maritime Organisation Code of Safe Practice for Solid Bulk Cargoes in effect at the time of delivery.

QUANTITY

100% of the concentrate production, estimated to be approximately 600 to 900 wmt per month, to be delivered from October 2009 to September 2010.

QUALITY

“El Aguila” gold/silver concentrates, assaying as follows (the “Concentrate”):

Gold	200 - 400 g/dmt
Silver	3000 - 5000 g/dmt
Arsenic	1500 - 2000 g/dmt
Antimony	200 - 300 g/dmt
Bismuth	15 -30 g/dmt
Mercury	0.05 - 0.10 g/dmt
Tellurium	30 - 45 g/dmt

The Concentrate shall otherwise be free from deleterious impurities harmful to the smelting and / or refining processes. The Concentrate shall conform to all local regulations and the IMO / BC Code of Safe Practice for Solid Bulk Cargoes. Seller shall present valid TML, FMP and moisture certificates if so requested by Buyer. In the event of a significant deviation both parties shall agree to discuss a solution in good faith in line With the prevailing market.

DELIVERY

CIP Manzanillo or parity (Incoterms 2000).

All export charges and the costs of loading the Concentrate into the carrying vessel shall be for Buyer’s account. Seller shall have the right to collect the 15% VAT.

PRICE

Payables

Silver

Pay for 95% (ninety five percent) of the final silver content, subject to a minimum deduction of 50 (fifty) grams per dry metric ton of the Concentrate, shall be paid at the official LBMA spot quotation for silver, as published in the Metal Bulletin in US$ and averaged over the quotational period.

Gold

Pay for 95% (ninety five percent) of the final gold content of the Concentrate, subject to a minimum deduction of 1.5 (one point five) grams per dry metric ton of the Concentrate shall be paid at the London Final quotation as published in the Metal Bulletin in US$ and averaged over the quotational period.

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

Deductions

Treatment Charge

US$310.00 (US$ three hundred and teen) per dry metric ton of the Concentrate delivered basis CIP Manzanillo or parity.

Refining Charges

Silver

US$1.20 (US$ one point two zero) per payable ounce.

This refining charge is based on a silver price of US$15/TOz and shall be increased by US$0.05 for each US$1.0 dollar that the final silver price is over US$15/TOz.

Gold

US$8.00 (US$ eight) per payable ounce.

Arsenic + Antimony Penalty

US$3.00 (US$ three) per dry metric ton of the Concentrate for each 0.10% (zero point one percent) the final combined arsenic plus antimony content exceeds 0.4% (zero point four percent) up to 3% (three percent).

Bismuth Penalty

US$1.50 (US$ one point five) per dry metric ton of the Concentrate for each 0.010% (zero point zero one percent) the final bismuth content exceeds 0.1% (zero point one percent).

All fractions pro rata.

QUOTATIONAL PERIOD

The applicable quotational period for each payable metal and each monthly quota separately shall be:

•	The first month following the month of delivery at Buyer’s designated warehouse (M+I)

For the avoidance of doubt the month of delivery (“M”) shall be the month of the closing date of the lot delivered to the designated warehouse.

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

PAYMENT

The provisional payment shall be effected as follows:

First Provisional Payment

90% (ninety percent) of the provisional invoice value of the Concentrate, based on the final weights and provisional dry weights determined at the receiving warehouse, provisional assays, and the applicable metal quotations averaged over the 5 (five) LME pricing days prior to the invoicing date, shall be paid 10 days after lot completion at the warehouse against the following documents:

1.	Seller’s provisional invoice;
2.	Seller’s provisional weight and moisture certificate;
3.	Seller’s provisional assay certificate.
4.	Holding Certificate acceptable to Buyer and duly signed by an independent surveyor company.

Final Payment

Final payment shall be made by the party so owing within 3 (three) Banking Days of final weights, final assays and final prices being known against presentation of Seller’s final invoice.

TITLE AND RISK

Title to and risk in the Concentrate shall pass from Seller to Buyer when the Concentrate has been delivered to the Buyer’s nominated warehouse in Manzanillo, Mexico.

WEIGHING, SAMPLING AND MOISTURE DETERMINATION

The operations of weighing, sampling and moisture determination shall be carried out at the receiving warehouse nominated by Buyer. The weight determined at the warehouse less a weight franchise of 0.50 (zero point five percent) percent shall be final and binding for settlement purposes.

Seller and Buyer shall appoint an internationally recognised supervision company on a joint basis to represent them during these operations. The costs of these operations shall be shared equally between the parties.

The size of the lots for sampling purposes shall be approximately 30 wet metric tons. Sample portions shall be made from each such sample lot and distributed as follows:

-	2 sets of sealed samples for the Seller;
-	2 sets of sealed samples for the Buyer;
-	1 set of sealed samples to be retained by an internationally recognised supervision company for eventual umpire purposes.

The final contents for all elements shall be calculated on a lot-by-lot basis. The sum of the individual lot contents will constitute the total of the shipment.

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

ASSAYING

Assays shall be determined by an independent laboratory at loading port and shall be considered as finals for both parties.

Seller and buyer will determine by mutual agreement one of the following laboratories for assay determination, and will be chosen on a rotational basis:

-Alfred Knight Mexico

-ERSA

-SGS

Silver and Gold assays shall be determined unadjusted for cupel absorption and slag loss

FORCE MAJEURE

If either party is prevented, hindered or delayed from performing in whole or in part any obligation or condition of this contract by reason of force majeure (the “Affected Party”), the Affected Party shall give written notice to the other party promptly and in any event within 3 (three) Business Days after receiving notice of the occurrence of a force majeure event giving, to the extent reasonably practicable, the details and expected duration of the force majeure event and the quantity of Concentrate affected (the “Force Majeure Notice”).

Provided that a Force Majeure Notice has been given, for so long as the event of force majeure exists and to the extent that performance is prevented, hindered or delayed by the event of force majeure, neither party shall be liable to the other and the Affected Party may suspend performance of its obligations under this contract (a “Force Majeure Suspension”). During the period of a Force Majeure Suspension, the other party may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable.

The Affected Party shall use commercially reasonable efforts to avoid or remove the event of force majeure and shall promptly notify the other party when the event of force majeure is terminated.

If a Force Majeure Suspension occurs, the time for performance of the affected obligations and, if applicable, the term of this contract shall be extended for a period equal to the period of suspension.

If the period of the Force Majeure Suspension is equal to or exceeds 3 months from the date of the Force Majeure Notice, and so long as the force majeure event is continuing, either party may, in its sole discretion and by written notice, terminate this contract or, in the case of multiple deliveries under this contract, terminate the affected deliveries. Upon termination in accordance with this clause, neither party shall have any further liability to the other in respect of this contract or, as the case may be, the terminated deliveries except for any rights and remedies previously accrued under the Contract, including any payment obligations.

“Force Majeure” means any cause or event reasonably beyond the control of a party, including, but not limited to fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of god; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labour difficulty could be settled by acceding to any demands of any such labour group of individuals); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms; disruption or breakdown of, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any governmental authority; good faith compliance with any order, request or directive of any governmental authority; or any other cause reasonably beyond the control of a party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such party could not have been able to avoid or overcome. A party’s inability economically to perform its obligations under the Contract shall not constitute an event of force majeure.

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

This clause shall not apply to any Concentrate for which vessel, truck or rail wagon space has been booked, pricing has been established, the quotational period has commenced or payment has been made unless the Buyer has expressly consented in writing.

SUSPENSION OF QUOTATIONS

The metal prices and currency quotations specified under this contract are the quotations in general use for the pricing of the metal content of concentrate.

In the event that any of these price quotations cease to exist or cease to be published or should no longer be internationally recognised as the basis for the settlement of concentrate contracts, then upon the request of either party, Seller and Buyer will promptly consult together with a view to agree on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure the continuity of fair pricing.

DISPUTE RESOLUTION

Any dispute arising out of or in connection with this contract including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the New York Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of three arbitrators, one to be nominated by Buyer, one by Seller and the third by the President of the NYCIA. In case either party fails to nominate its arbitrator then he will be appointed by the President of the NYCIA. However, it is understood that both parties shall be entitled to take any reasonable measures for the protection of rights accrued to them by this contract without prejudice to the provisions of this clause. The arbitration shall be held in London, England. The Arbitration Tribunal shall state in its award in detail the facts of the case and reasons for its decision. The award shall be final and binding and not subject to appeal.

CHOICE OF LAW

This contract shall be governed by and construed in accordance with New York law.

The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this contract.

TAXES AND TARIFFS

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of origin shall be borne by the Seller.

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of discharge and/or the importing country shall be borne by Buyer.

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

LICENSES

Seller undertakes that all the necessary export licences and all other authorisations required for the Concentrate have been obtained (and/or will be obtained) for the entire quantity covered by this contract. Seller furthermore guarantees that such licences will remain in force for the full life of this contract.

ASSIGNMENT

Without the prior written consent of the other party, which shall not be unreasonably withheld, neither party may assign or create a trust or otherwise transfer its rights or obligations under this contract in full or in part.

THIRD PARTY RIGHTS

Any person who is not a party to this contract may not enforce any term of it. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this contract or any other agreement entered pursuant to it.

LIMITATION OF LIABILITY

Neither the Seller nor the Buyer shall be liable, whether in contract or in tort or otherwise, for indirect, consequential or special damages or losses of whatsoever nature, however caused.

INCOTERMS

Insofar as not inconsistent herewith INCOTERMS 2000 (and any later amendments thereto) shall apply to this contract.

NOTICES

No notice or communication with respect to this contract shall be effective unless it is given in writing and delivered or sent by facsimile or electronic mail to the other party at the address set out herein, or to such other address as each party otherwise notifies the other party.

Notices given by first class mail shall be deemed to have been delivered when received. Notices sent by facsimile or electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any facsimile or electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

All notices, requests and other communications hereunder shall be addressed:

If to Buyer:	CONSORCIO MINERO DE MÉXICO
CORMIN MEX, S.A. DE C.V.
Av. Reforma, No. 116, Despacho 2102
Lomas de Chapultepec
Delegatión Miguel Hidalgo
México D.F. 11000, México
Phone: +52 55 53 51 44 00

If to Seller:	DON DAVID GOLD S.A. DE C.V.
Macedonio Alcalá No. 201-105,
Col Centro, Oaxaca, Oaxaca,
México
Phone: +52 951 5216 82 58

WAIVERS

No waiver of any right, power or remedy or of any provision of this contract and no amendment of any provision of this contract shall be effective unless and to the extent that it is expressly made and reduced to writing.

SEVERABILITY

The invalidity, illegality or unenforceability of any one or more of the provisions of this contract shall in no way affect or impair the validity and enforceability of the other provisions of this contract.

CONFIDENTIALITY

The existence of and terms of this contract shall be held confidential by the parties save to the extent that such disclosure is made to a party’s banks, accountants, auditors, legal or other professional advisers, or as may be required by law, a competent court or a liquidator or administrator of a party, or the other party has consented in writing to such disclosure.

ENTIRE AGREEMENT

This contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreements between the parties relating to the subject matter. Each party acknowledges and represents that it has not relied on or been induced to enter into this contract by any representation, warranty or undertaking other than those expressly set out in this contract. A party is not liable to the other party for a representation, warranty or undertaking of whatsoever nature that is not expressly set out in this contract.

CONSORCIO MINERO DE MÉXICO CORMIN MEX, S.A DE C,V,

a Trafigura Group Company

IN WITNESS WHEREOF the parties have executed this document as of the respective dates specified below with effect from the Effective Date specified on the first page of this document.

Accepted:

DON DAVID GOLD, S.A. DE C.V.	CONSORCIO MINERO DE MEXICO
(signed by fully authorised signatory)	CORMIN MEX S.A. DE C.V.
(signed by fully authorised signatory)

Place and Date:	Place and Date: